Press Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP COMPLETES

PUBLIC OFFERING OF COMMON STOCK

Tulsa, Oklahoma, November 3, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) announced today that it has completed its previously announced public offering of 5,750,000 shares of its common stock at a price to the public of $19.25 per share. In connection with the offering, the Company has also granted the underwriters a 30-day option to purchase up to an additional 862,500 shares of common stock.

The offering resulted in aggregate net proceeds to the Company of approximately $105 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering for general corporate purposes.

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. acted as joint book-running managers for the offering.

The shares were offered pursuant to the Company’s effective shelf registration statement on file with the Securities and Exchange Commission. The offering was made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Goldman, Sachs & Co. (Attention: Prospectus Department, 85 Broad Street, New York, New York 10004; telephone: (917) 343-8000; facsimile: (212) 902-9316; email: prospectus-ny@ny.email.gs.com) or J.P. Morgan Securities Inc. (Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; telephone: (631) 254-1735).

This press release does not constitute an offer to sell or the solicitation of an offer to buy the common stock, nor shall there be any such offer or solicitation or any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time”, the Company’s brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 70 countries. Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company’s approximately 6,400 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network.

  Contacts:

Financial:	H. Clifford Buster III	Media:	Chris Payne
	Chief Financial Officer		Senior Manager
	(918) 669-3277		Corporate Communications
(918) 669-2236
chris.payne@dtag.com